CONTACTS:	Investors	Media
	Robin Washington	Amy Flood
	(650) 522-5688	(650) 522-5643

Patrick O'Brien
(650) 522-1936

For Immediate Release

GILEAD SCIENCES ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2015 FINANCIAL RESULTS

- Fourth Quarter Product Sales of $8.4 billion, Up 16 percent Year over Year -
- Full Year 2015 Product Sales of $32.2 billion, Up 31 percent Year over Year -
- Full Year 2015 Non-GAAP EPS of $12.61, Up 56 percent Year over Year -

Foster City, CA, February 2, 2016 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the fourth quarter and full year 2015. Total revenues for the fourth quarter of 2015 were $8.5 billion compared to $7.3 billion for the fourth quarter of 2014. Net income for the fourth quarter of 2015 was $4.7 billion, or $3.18 per diluted share compared to $3.5 billion, or $2.18 per diluted share for the fourth quarter of 2014. Non-GAAP net income for the fourth quarter of 2015, which excludes amounts related to acquisition, stock-based compensation and other, was $4.9 billion, or $3.32 per diluted share compared to $3.9 billion, or $2.43 per diluted share for the fourth quarter of 2014.

Full year 2015 total revenues were $32.6 billion compared to $24.9 billion for 2014. Net income for 2015 was $18.1 billion, or $11.91 per diluted share compared to $12.1 billion, or $7.35 per diluted share for 2014. Non-GAAP net income for 2015, which excludes amounts related to acquisition, stock-based compensation and other, was $19.2 billion, or $12.61 per diluted share compared to $13.3 billion, or $8.09 per diluted share for 2014.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In millions, except per share amounts)	2015	2014	2015	2014
Product sales	$8,409	$7,222	$32,151	$24,474
Royalty, contract and other revenues	97	92	488	416
Total revenues	$8,506	$7,314	$32,639	$24,890

Net income attributable to Gilead	$4,683	$3,487	$18,108	$12,101
Non-GAAP net income attributable to Gilead	$4,889	$3,883	$19,174	$13,314

Diluted EPS	$3.18	$2.18	$11.91	$7.35
Non-GAAP diluted EPS	$3.32	$2.43	$12.61	$8.09

- more -

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com
phone 650 574 3000 facsimile 650 578 9264

February 2, 2016	2

Product Sales
Total product sales for the fourth quarter of 2015 were $8.4 billion compared to $7.2 billion for the fourth quarter of 2014. In the fourth quarter of 2015, product sales in the U.S. were $4.8 billion compared to $5.5 billion in the fourth quarter of 2014. In Europe, product sales were $1.7 billion compared to $1.4 billion in the fourth quarter of 2014. Sales in other international locations increased to $1.9 billion compared to $373 million in the fourth quarter of 2014, primarily due to sales of Sovaldi® (sofosbuvir 400 mg) and Harvoni® (ledipasvir 90 mg/sofosbuvir 400 mg) in Japan.

Total product sales during 2015 were $32.2 billion compared to $24.5 billion in 2014, primarily due to sales of Harvoni which was launched in October 2014, partially offset by a decrease in sales of Sovaldi. For 2015, product sales in the U.S. were $21.2 billion compared to $18.1 billion in 2014. In Europe, product sales were $7.2 billion compared to $5.1 billion in 2014. Sales in other international locations increased to $3.8 billion in 2015 compared to $1.2 billion in 2014, primarily due to sales of Sovaldi and Harvoni in Japan.

Antiviral Product Sales
Antiviral product sales, which include products in our HIV and liver diseases areas, were $7.9 billion for the fourth quarter of 2015 compared to $6.7 billion for the fourth quarter of 2014 primarily as a result of the launch of our HCV products in Japan and continued launches of our HCV products across Europe, partially offset by lower sales of HCV products in the U.S. For 2015, antiviral product sales were $30.2 billion compared to $22.8 billion in 2014 primarily due to sales of Harvoni, partially offset by a decrease in sales of Sovaldi.

Other Product Sales
Other product sales, which include Letairis®, Ranexa® and AmBisome®, were $523 million for the fourth quarter of 2015 compared to $496 million for the fourth quarter of 2014. For 2015, other product sales were $1.9 billion compared to $1.7 billion in 2014.

Operating Expenses

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In millions)	2015	2014	2015	2014
Non-GAAP research and development expenses (R&D)	$779	$899	$2,845	$2,585
Non-GAAP selling, general and administrative expenses (SG&A)	$1,013	$799	$3,224	$2,757
Note: Non-GAAP R&D and SG&A expenses exclude amounts related to acquisition, stock-based compensation and other.
_________________________________________________

•
During the fourth quarter of 2015, non-GAAP R&D expenses decreased, compared to same period in 2014, primarily due to the 2014 impact of up-front fees paid in connection with Gilead's collaboration with ONO Pharmaceutical Co., Ltd. (ONO) and the purchase of a U.S. Food and Drug Administration (FDA) priority review voucher, partially offset by increased costs to support the continued progression of Gilead's clinical studies in 2015.

•
During 2015, non-GAAP R&D expenses increased, compared to 2014, primarily due to the progression of Gilead's clinical studies, partially offset by the 2014 impact of up-front fees paid in connection with Gilead's collaboration with ONO and the purchase of a FDA priority review voucher.

•	During the fourth quarter and full year 2015, non-GAAP SG&A expenses increased, compared to same periods in 2014, primarily to support Gilead's growth and the geographic expansion of its business.

Cash, Cash Equivalents and Marketable Securities
As of December 31, 2015, Gilead had $26.2 billion of cash, cash equivalents and marketable securities compared to $11.7 billion as of December 31, 2014. During 2015, Gilead generated $20.3 billion in operating cash flow, utilized $10.0 billion to repurchase 95 million shares of its stock and paid cash dividends of $1.9 billion, or $1.29 per share.

- more -

February 2, 2016	3

Full Year 2016 Guidance
Gilead provided its full year 2016 guidance:

(In millions, except percentages and per share amounts)	Provided February 2, 2016
Net Product Sales	$30,000 - $31,000
Non-GAAP*
Product Gross Margin	88% - 90%
R&D expenses	$3,200 - $3,500
SG&A expenses	$3,300 - $3,600
Effective Tax Rate	18.0% - 20.0%
Diluted EPS Impact Related to Acquisition, Stock-Based Compensation and Other	$1.10 - $1.16

* Non-GAAP product gross margin, R&D and SG&A expenses and effective tax rate exclude amounts related to acquisition, stock-based compensation and other.

Corporate Highlights

•
Gilead was the top corporate HIV/AIDS philanthropic funder and the No. 2 private HIV/AIDS philanthropic funder overall behind the Bill & Melinda Gates Foundation, according to the Funders Concerned About AIDS Report issued on December 8, 2015. Gilead gave $73.4 million in HIV/AIDS philanthropic support in 2014. The company's corporate giving helps address the HIV epidemic on all fronts, including testing and linkage to care, enabling access to medicines, reducing disparities in the quality of healthcare and educating healthcare professionals on the latest advances in HIV therapies.

•
Gilead is partnering with the U.S. government, the Bill & Melinda Gates Foundation and other corporate donors on the DREAMS initiative aimed at reducing HIV infections among adolescent girls and young women in sub-Saharan Africa. Gilead will provide funding to help the program purchase generic Truvada for use as pre-exposure prophylaxis (PrEP) among HIV-negative adolescent girls and young women in sub-Saharan Africa, as well as to support costs related to procurement, transportation and dissemination of PrEP.

Product & Pipeline Updates Announced by Gilead During the Fourth Quarter of 2015 Include:
Antiviral Program

•
Announced that the European Commission granted marketing authorization for the once-daily single tablet regimen Genvoya® for the treatment of HIV-1 infection. Genvoya is the first tenofovir alafenamide (TAF)-based regimen to receive marketing authorization in the European Union (EU). Genvoya is indicated in the EU for the treatment of adults and adolescents (aged 12 years and older with body weight at least 35 kg) infected with HIV-1 without any known mutations associated with resistance to the integrase inhibitor class, emtricitabine or tenofovir.

•
Announced that FDA approved Genvoya for the treatment of HIV-1 infection. Genvoya is the first TAF-based regimen to receive FDA approval. Genvoya is indicated as a complete regimen for the treatment of HIV-1 infection in adults and pediatric patients 12 years of age and older who have no antiretroviral treatment history or to replace the current antiretroviral regimen in those who are virologically-suppressed (HIV-1 RNA levels less than 50 copies per mL) on a stable antiretroviral regimen for at least six months with no history of treatment failure and no known substitutions associated with resistance to the individual components of Genvoya.

•
Announced positive 96-week results from two Phase 3 studies evaluating Genvoya for the treatment of HIV-1 infection in treatment-naïve adults. Genvoya was found to be statistically non-inferior to Stribild®, based on percentages of patients with HIV-1 RNA levels less than 50 copies/mL. Patients receiving Genvoya also had improved renal and bone laboratory parameters compared to those treated with Stribild. These data were presented at the 15th European AIDS Conference.

•
Announced that the Marketing Authorization Application for an investigational, once-daily fixed-dose combination of the nucleotide analog polymerase inhibitor sofosbuvir (SOF) 400 mg and velpatasvir (VEL) 100 mg, an investigational pan-genotypic NS5A inhibitor, for the treatment of chronic hepatitis C virus (HCV) infection, was fully validated and under assessment by the European Medicines Agency (EMA). The data

- more -

February 2, 2016	4

included in the application support the use of SOF/VEL among patients with genotype 1-6 HCV infection, including patients with compensated and decompensated cirrhosis. SOF/VEL is the third investigational medicinal product from Gilead for HCV infection to receive accelerated review by the EMA.

•
Announced that FDA approved Harvoni for expanded use in patients with genotype 4, 5 and 6 HCV infection and in patients co-infected with HIV. In addition, Harvoni plus ribavirin (RBV) for 12 weeks was approved as an alternate therapy to 24 weeks of Harvoni for treatment-experienced, genotype 1 patients with cirrhosis.

•
Announced that the company submitted a New Drug Application to FDA for an investigational, once-daily fixed-dose combination of SOF/VEL, for the treatment of chronic genotype 1-6 HCV infection. The NDA is supported by clinical studies exploring the use of 12 weeks of SOF/VEL for patients with genotype 1-6 HCV infection, including patients with compensated cirrhosis and 12 weeks of SOF/VEL with RBV for patients with decompensated cirrhosis. FDA assigned SOF/VEL with a Breakthrough Therapy designation, which is granted to investigational medicines that may offer major advances in treatment over existing options.

•
Announced that the company fulfilled a request for compassionate access to GS-5734, a novel nucleotide analogue in development for the potential treatment of Ebola Virus Disease. The compound was provided to two patients, one a female patient in the Royal Free Hospital in London in October and one in Guinea the following month, through a compassionate use request. Two Phase 1 human trials are now underway in healthy adult volunteers.

Oncology Program

•
Announced positive results from a prespecified interim analysis of a Phase 3 study evaluating Zydelig® in combination with bendamustine and rituximab (BR) for patients with previously treated chronic lymphocytic leukemia. The analysis found a 67 percent reduction in the risk of disease progression or death (progression-free survival) in patients receiving Zydelig plus BR compared to BR alone. Additionally, all secondary endpoints, including overall survival, achieved statistical significance in this interim analysis. These data were presented at the Annual Meeting of the American Society of Hematology.

Cardiovascular Program

•
Announced that FDA approved the use of Letairis in combination with tadalafil for the treatment of pulmonary arterial hypertension (PAH) (WHO Group 1) to reduce the risks of disease progression and hospitalization for worsening PAH, and to improve exercise ability.

Inflammation Program

•
Announced that Gilead and Galapagos NV entered into a collaboration for the development and commercialization of the JAK1-selective inhibitor filgotinib for inflammatory disease indications. This collaboration represents an opportunity to add complementary clinical programs to our growing inflammation research and development efforts. Phase 2 trial data show that filgotinib has the potential to be an effective and well-tolerated oral therapy for patients with rheumatoid arthritis (RA) and Crohn’s disease. Phase 3 trials in RA and Crohn’s are expected to start in mid-2016 pending the successful outcome of discussions with regulatory authorities.

Conference Call
At 4:30 p.m. Eastern Time today, Gilead's management will host a conference call and a simultaneous webcast to discuss results from its fourth quarter and full year 2015 as well as provide 2016 guidance and a general business update. To access the webcast live via the internet, please connect to the company's website at www.gilead.com 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast. Alternatively, please call 1-877-359-9508 (U.S.) or 1-224-357-2393 (international) and dial the conference ID 8843180 to access the call.

A replay of the webcast will be archived on the company's website for one year, and a phone replay will be available approximately two hours following the call through February 4, 2016. To access the phone replay, please call 1-855-859-2056 (U.S.) or 1-404-537-3406 (international) and dial the conference ID 8843180.

- more -

February 2, 2016	5

About Gilead
Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company's mission is to advance the care of patients suffering from life-threatening diseases worldwide. Gilead has operations in more than 30 countries worldwide, with headquarters in Foster City, California.

Non-GAAP Financial Information
Gilead has presented certain financial information in accordance with U.S. GAAP (GAAP) and also on a non-GAAP basis. Management believes this non-GAAP information is useful for investors, when considered in conjunction with Gilead's GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Gilead's operating results as reported under GAAP. A reconciliation between GAAP and non-GAAP financial information is provided in the tables on pages 8 and 9.

Forward-looking Statements
Statements included in this press release that are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: Gilead's ability to achieve its anticipated full year 2016 financial results; Gilead's ability to sustain growth in revenues for its antiviral and other programs; availability of funding for state AIDS Drug Assistance Programs (ADAPs); continued fluctuations in ADAP purchases driven by federal and state grant cycles which may not mirror patient demand and may cause fluctuations in Gilead's earnings; the possibility of unfavorable results from clinical trials involving investigational compounds, including GS-5734 and filgotinib; Gilead's ability to initiate clinical trials in its currently anticipated timeframes; the levels of inventory held by wholesalers and retailers which may cause fluctuations in Gilead's earnings; Gilead's ability to submit new drug applications for new product candidates in the timelines currently anticipated; Gilead's ability to receive regulatory approvals in a timely manner or at all, for new and current products, including F/TAF, R/F/TAF and SOF/VEL; Gilead's ability to successfully commercialize its products, including Genvoya; the risk that physicians and patients may not see advantages of these products over other therapies and may therefore be reluctant to prescribe the products; the risk that estimates of patients with HCV or anticipated patient demand may not be accurate; the risk that private and public payers may be reluctant to provide, or continue to provide, coverage or reimbursement for new products, including Sovaldi and Harvoni; Gilead's ability to successfully develop its oncology, inflammation, cardiovascular and respiratory programs; safety and efficacy data from clinical studies may not warrant further development of Gilead's product candidates; the potential for pricing pressure from additional competitive HCV launches or austerity measures in European countries and Japan that may increase the amount of discount required on Gilead's products; Gilead's ability to complete its share repurchase program due to changes in its stock price, corporate or other market conditions; Gilead’s ability to pay dividends under its dividend program and the risk that its Board of Directors may reduce the amount of the dividend; fluctuations in the foreign exchange rate of the U.S. dollar that may cause an unfavorable foreign currency exchange impact on Gilead's future revenues and pre-tax earnings; and other risks identified from time to time in Gilead's reports filed with the U.S. Securities and Exchange Commission (SEC). In addition, Gilead makes estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures. Gilead bases its estimates on historical experience and on various other market specific and other relevant assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ significantly from these estimates. You are urged to consider statements that include the words may, will, would, could, should, might, believes, estimates, projects, potential, expects, plans, anticipates, intends, continues, forecast, designed, goal, or the negative of those words or other comparable words to be uncertain and forward-looking. Gilead directs readers to its press releases, Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 and other subsequent disclosure documents filed with the SEC. Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements.

- more -

February 2, 2016	6

All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.
# # #
Gilead owns or has rights to various trademarks, copyrights and trade names used in our business, including the following: GILEAD®, GILEAD SCIENCES®, AMBISOME®, CAYSTON®, COMPLERA®, EMTRIVA®, EVIPLERA®, GENVOYA®, HARVONI®, HEPSERA®, LETAIRIS®, RANEXA®, RAPISCAN®, SOVALDI®, STRIBILD®, TRUVADA®, TYBOST®, VIREAD®, VITEKTA®, VOLIBRIS®, and ZYDELIG®.

ATRIPLA® is a registered trademark belonging to Bristol-Myers Squibb & Gilead Sciences, LLC. LEXISCAN® is a registered trademark belonging to Astellas U.S. LLC. MACUGEN® is a registered trademark belonging to Eyetech, Inc. SUSTIVA® is a registered trademark of Bristol-Myers Squibb Pharma Company. TAMIFLU® is a registered trademark belonging to Hoffmann-La Roche Inc.

For more information on Gilead Sciences, Inc., please visit www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

- more -

February 2, 2016	7

GILEAD SCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues:
Product sales	$8,409	$7,222	$32,151	$24,474
Royalty, contract and other revenues	97	92	488	416
Total revenues	8,506	7,314	32,639	24,890
Costs and expenses:
Cost of goods sold	1,062	1,063	4,006	3,788
Research and development expenses	757	1,045	3,014	2,854
Selling, general and administrative expenses	1,066	876	3,426	2,983
Total costs and expenses	2,885	2,984	10,446	9,625
Income from operations	5,621	4,330	22,193	15,265
Interest expense	(230)	(130)	(688)	(412)
Other income (expense), net	46	30	154	3
Income before provision for income taxes	5,437	4,230	21,659	14,856
Provision for income taxes	752	768	3,553	2,797
Net income	4,685	3,462	18,106	12,059
Net income (loss) attributable to noncontrolling interest	2	(25)	(2)	(42)
Net income attributable to Gilead	$4,683	$3,487	$18,108	$12,101
Net income per share attributable to Gilead common stockholders - basic	$3.26	$2.32	$12.37	$7.95
Shares used in per share calculation - basic	1,436	1,506	1,464	1,522
Net income per share attributable to Gilead common stockholders - diluted	$3.18	$2.18	$11.91	$7.35
Shares used in per share calculation - diluted	1,472	1,597	1,521	1,647
Cash dividends declared per share	$0.43	$—	$1.29	$—

February 2, 2016	8

GILEAD SCIENCES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(unaudited)
(in millions, except percentages and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Cost of goods sold reconciliation:
GAAP cost of goods sold	$1,062	$1,063	$4,006	$3,788
Acquisition related-amortization of purchased intangibles	(206)	(218)	(826)	(818)
Stock-based compensation expenses	(2)	(2)	(11)	(10)
Other (1)	3	4	6	4
Non-GAAP cost of goods sold	$857	$847	$3,175	$2,964

Product gross margin reconciliation:
GAAP product gross margin	87.4%	85.3%	87.5%	84.5%
Acquisition related-amortization of purchased intangibles	2.4%	3.0%	2.6%	3.3%
Other (1)	—%	0.1%	—%	—%
Non-GAAP product gross margin(2)	89.8%	88.3%	90.1%	87.9%

Research and development expenses reconciliation:
GAAP research and development expenses	$757	$1,045	$3,014	$2,854
Acquisition related expenses	—	(85)	(66)	(85)
Stock-based compensation expenses	(45)	(41)	(173)	(152)
Other (1)	67	(20)	70	(32)
Non-GAAP research and development expenses	$779	$899	$2,845	$2,585

Selling, general and administrative expenses reconciliation:
GAAP selling, general and administrative expenses	$1,066	$876	$3,426	$2,983
Acquisition related-amortization of purchased intangibles	—	(15)	—	(18)
Stock-based compensation expenses	(50)	(52)	(198)	(198)
Other (1)	(3)	(10)	(4)	(10)
Non-GAAP selling, general and administrative expenses	$1,013	$799	$3,224	$2,757

Operating margin reconciliation:
GAAP operating margin	66.1%	59.2%	68.0%	61.3%
Acquisition related-amortization of purchased intangibles	2.4%	3.2%	2.5%	3.4%
Acquisition related expenses	—%	1.2%	0.2%	0.3%
Stock-based compensation expenses	1.1%	1.3%	1.2%	1.4%
Other (1)	(0.8)%	0.4%	(0.2)%	0.1%
Non-GAAP operating margin(2)	68.9%	65.2%	71.7%	66.6%

Other income (expense) reconciliation:
GAAP other income (expense), net	$46	$30	$154	$3
Other (1)	—	—	1	(2)
Non-GAAP other income (expense), net	$46	$30	$155	$1

(1) Amounts related to consolidation of a contract manufacturer, contingent consideration and/or other individually insignificant amounts
(2) Amounts may not sum due to rounding

February 2, 2016	9

GILEAD SCIENCES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION - (Continued)
(unaudited)
(in millions, except percentages and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Effective tax rate reconciliation:
GAAP effective tax rate	13.8%	18.2%	16.4%	18.8%
Acquisition related-amortization of purchased intangibles	—%	(0.8)%	(0.3)%	(0.9)%
Stock-based compensation expenses	—%	— %	0.1%	— %
Other (1)	0.1%	(0.1)%	—%	— %
Non-GAAP effective tax rate(2)	13.9%	17.3%	16.2%	17.9%

Net income attributable to Gilead reconciliation:
GAAP net income attributable to Gilead	$4,683	$3,487	$18,108	$12,101
Acquisition related-amortization of purchased intangibles	203	226	808	815
Acquisition related expenses	—	71	66	71
Stock-based compensation expenses	67	79	251	296
Other (1)	(64)	20	(59)	31
Non-GAAP net income attributable to Gilead	$4,889	$3,883	$19,174	$13,314

Diluted earnings per share reconciliation:
GAAP diluted earnings per share	$3.18	$2.18	$11.91	$7.35
Acquisition related-amortization of purchased intangibles	0.14	0.14	0.53	0.49
Acquisition related expenses	—	0.04	0.04	0.04
Stock-based compensation expenses	0.05	0.05	0.17	0.18
Other (1)	(0.04)	0.01	(0.04)	0.02
Non-GAAP diluted earnings per share (2)	$3.32	$2.43	$12.61	$8.09

Shares used in per share calculation (diluted) reconciliation:
GAAP shares used in per share calculation (diluted)	1,472	1,597	1,521	1,647
Share impact of current stock-based compensation rules	—	(1)	—	(1)
Non-GAAP shares used in per share calculation (diluted)	1,472	1,596	1,521	1,646

Non-GAAP adjustment summary:
Cost of goods sold adjustments	$205	$216	$831	$824
Research and development expenses adjustments	(22)	146	169	269
Selling, general and administrative expenses adjustments	53	77	202	226
Other income (expense) adjustments	—	—	1	(2)
Total non-GAAP adjustments before tax	236	439	1,203	1,317
Income tax effect	(34)	(38)	(150)	(99)
Other (1)	4	(5)	13	(5)
Total non-GAAP adjustments after tax attributable to Gilead	$206	$396	$1,066	$1,213

(1) Amounts related to consolidation of a contract manufacturer, contingent consideration and/or other individually insignificant amounts
(2) Amounts may not sum due to rounding

February 2, 2016	10

GILEAD SCIENCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	December 31,	December 31,
	2015	2014 (1)

Cash, cash equivalents and marketable securities	$26,208	$11,726
Accounts receivable, net	5,854	4,635
Inventories	1,955	1,386
Property, plant and equipment, net	2,276	1,674
Intangible assets, net	10,247	11,073
Goodwill	1,172	1,172
Other assets	4,127	2,998
Total assets	$51,839	$34,664

Current liabilities	$9,891	$5,761
Long-term liabilities	22,833	13,069
Equity component of redeemable convertible notes	2	15
Stockholders’ equity(2)	19,113	15,819
Total liabilities and stockholders’ equity	$51,839	$34,664

(1) Derived from the audited consolidated financial statements as of December 31, 2014.
(2) As of December 31, 2015, there were 1,422 shares of common stock issued and outstanding.

February 2, 2016	11

GILEAD SCIENCES, INC.
PRODUCT SALES SUMMARY
(unaudited)
(in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Antiviral products:
Harvoni – U.S.	$1,707	$2,001	$10,090	$2,001
Harvoni – Europe	587	83	2,219	103
Harvoni – Other International	1,051	23	1,555	23
	3,345	2,107	13,864	2,127

Sovaldi – U.S.	660	1,178	2,388	8,507
Sovaldi – Europe	259	459	1,601	1,546
Sovaldi – Other International	628	95	1,287	230
	1,547	1,732	5,276	10,283

Truvada – U.S.	587	548	2,057	1,787
Truvada – Europe	272	287	1,118	1,275
Truvada – Other International	77	62	284	278
	936	897	3,459	3,340

Atripla – U.S.	582	668	2,222	2,357
Atripla – Europe	161	194	694	888
Atripla – Other International	57	63	218	225
	800	925	3,134	3,470

Stribild – U.S.	408	319	1,476	1,014
Stribild – Europe	83	52	282	145
Stribild – Other International	20	14	67	38
	511	385	1,825	1,197

Complera / Eviplera – U.S.	216	196	796	663
Complera / Eviplera – Europe	149	138	576	513
Complera / Eviplera – Other International	15	14	55	52
	380	348	1,427	1,228

Viread – U.S.	156	164	541	484
Viread – Europe	77	77	310	336
Viread – Other International	73	70	257	238
	306	311	1,108	1,058

Genvoya – U.S.	44	—	44	—
Genvoya – Europe	1	—	1	—
Genvoya – Other International	—	—	—	—
	45	—	45	—

Other Antiviral – U.S.	9	12	39	46
Other Antiviral – Europe	6	7	26	35
Other Antiviral – Other International	1	2	4	7
	16	21	69	88

Total antiviral products – U.S.	4,369	5,086	19,653	16,859
Total antiviral products – Europe	1,595	1,297	6,827	4,841
Total antiviral products – Other International	1,922	343	3,727	1,091
	7,886	6,726	30,207	22,791

Other products:
Letairis	192	181	700	595
Ranexa	169	144	588	510
AmBisome	74	104	350	388
Zydelig	40	17	132	23
Other	48	50	174	167
	523	496	1,944	1,683

Total product sales	$8,409	$7,222	$32,151	$24,474